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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT*

Name	State or Country of Incorporation
Marketo Australia Pty Ltd	Australia
Marketo EMEA, Limited	Ireland

*
The names of certain subsidiaries have been omitted because they would not constitute, as of the end of the year covered by this report, a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934.

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SUBSIDIARIES OF THE REGISTRANT